Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No. 640

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $50,000,000 10 Year Non-Call 2 Year Callable CMS Spread Note due 2017

        The offered notes will mature on the stated maturity date (June 21, 2017), subject to early redemption as described below. On the stated maturity date (subject to postponement due to non-business days), we will pay you as the principal of your notes an amount in cash equal to the face amount of your notes. In addition, interest will accrue daily on your notes at a rate of 8% per annum from and including the original issue date to but excluding June 21, 2009. From and including June 21, 2009, to but excluding the maturity date of your notes, on each day, interest will accrue on your notes at a rate of 8% per annum only if the applicable CMS spread, which will equal the result of the 10-year CMS rate (as described below) minus the 2-year CMS rate (as described below), in each case for the applicable reference date (as described below) for such day, is greater than or equal to zero; interest will not accrue on any given day during such period on which the CMS spread for such day is less than zero.

        We have the right to redeem the offered notes, in whole but not in part, at 100% of the face amount plus any accrued and unpaid interest, on each interest payment date, beginning with the interest payment date scheduled for June 21, 2009.

The notes being purchased have the following terms:

Issuer: The Goldman Sachs Group, Inc.

Face amount: $50,000,000

Stated maturity: June 21, 2017, subject to early redemption

Specified currency: U.S. dollars (“$”)

Denominations: $100,000 and integral multiples of $1,000 thereafter

Trade date: June 7, 2007

Original issue date: June 21, 2007

Original issue price: 100%

Underwriting discount: 0.175%

Net proceeds to The Goldman Sachs Group, Inc.: 99.825%

CUSIP no.: 38144LAA8

Original issue discount notes: no

Form of notes: global form only

Early redemption: the issuer has the right to redeem the offered notes in whole but not in part, at 100% of the face amount plus accrued and unpaid interest, on each interest payment date, beginning with the interest payment date scheduled for June 21, 2009, subject to five business days’ prior notice to DTC

Repayment: not applicable

Interest rate:

•	on each day from and including the original issue date to but excluding June 21, 2009: 8% per annum;
•	for any day from and including June 21, 2009 to but excluding maturity or redemption, if the CMS spread is greater than or equal to zero, on each such day: 8% per annum; and
•	for any day from and including June 21, 2009 to but excluding maturity or redemption, if the CMS spread is less than zero, on each such day: 0% per annum

CMS spread: for any given day, the result of the 10-year CMS rate for the reference date for such day minus the 2-year CMS rate for the reference date for such day

10-year CMS rate: for any given reference date, the 10-year U.S. dollar interest rate swap rate (as described on page S-9) on such reference date

2-year CMS rate: for any given reference date, the 2-year U.S. dollar interest rate swap rate (as described on page S-9) on such reference date

Reference date:

•	for each calendar day in the interest period, the reference date will occur on such calendar day, subject to the adjustments described in the two bullet points below;
•	if a calendar day is not a U.S. government securities business day, the reference date for such calendar day will instead occur on the immediately preceding U.S. government securities business day; and
•	rate cut-off: for each of the five business days prior to the relevant interest payment date, the reference date for any such day will instead occur on the fifth last business day of such interest period; however, if such fifth last business day is not a U.S. government securities business day, the relevant reference date will occur on the U.S. government securities business day immediately preceding such fifth last business day of the interest period

U.S. government securities business day: any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association (formerly known as The Bond Market Association) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities

Day count fraction: 30/360, unadjusted

Business day convention: following

Interest payment dates: March 21, June 21, September 21 and December 21, commencing on September 21, 2007; if an interest payment date would otherwise be a day that is not a business day, the interest payment date will be postponed to the next day that is a business day; an interest payment date that falls on the stated maturity date will not be changed

Interest period: the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the immediately succeeding interest payment date

Calculation agent: Goldman, Sachs & Co.

Defeasance: not applicable

        From and including June 21, 2009, you will not be paid any interest for any day on which the CMS spread for such day is less than zero. Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Specific Terms of Your Notes” on page S-8.

        Your investment in the offered notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the market value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. You should read “Additional Risk Factors Specific To Your Notes” on page S-5 so that you may better understand those risks.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated June 7, 2007

HYPOTHETICAL EXAMPLES

        The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the method we will use to determine whether interest will accrue on your notes on any given day based on the applicable CMS spread for such day.

        The examples below are based on 10-year CMS rates and 2-year CMS rates that are entirely hypothetical; no one can predict what the 10-year CMS rates and 2-year CMS rates will be on any day throughout the life of your notes, and no one can predict whether interest will accrue on your notes on any day from and including June 21, 2009 to and excluding the maturity or redemption of your notes. 10-year CMS rates and 2-year CMS rates have been highly volatile — meaning that their levels have changed substantially in relatively short periods — in the past and their levels cannot be predicted for any future period.

        For these reasons, the actual CMS spread over the life of the offered notes, as well as the interest payable at each interest payment date, may bear little relation to the hypothetical examples shown below or to the historical spreads between 10-year CMS rates and 2-year CMS rates shown elsewhere in this prospectus supplement. For information about spreads between the 10-year CMS rates and 2-year CMS rates during recent periods, see “Hypothetical CMS Spreads” on page S-14. Before investing in the offered notes, you should consult publicly available information to determine the spreads between 10-year CMS rates and 2-year CMS rates between the date of this prospectus supplement and your purchase of the offered notes.

        The following examples show whether interest will accrue on a given day in hypothetical circumstances. We have included one example in which the reference date for a given day occurs on the same day, one example in which the reference date for a given day occurs on the immediately preceding U.S. government securities business day, and one example in which the reference date for a given day is adjusted due to the rate cut-off. These examples highlight the method we will use to determine the reference date of a given day in different circumstances.

Key Terms and Assumptions for Example 1
September 2, 2009 is a Wednesday
September 21, 2009 is an interest payment date

From and including September 1, 2009 to and including September 21, 2009, any day that is neither a Saturday nor Sunday is a U.S. government securities business day and a business day (except that September 7, 2009, which is a holiday, is neither a U.S. government securities business day nor a business day)

From and including September 1, 2009 to and including September 21, 2009, any day that is a Saturday or Sunday is neither a U.S. government securities business day nor a business day
10-year CMS rate for September 2, 2009 is 5.3%
2-year CMS rate for September 2, 2009 is 5.1%

        Example 1

        Based on the assumptions provided in the box above, September 2, 2009 is a Wednesday and a U.S. government securities business day. The rate cut-off adjustment is not applicable for September 2, 2009 because there are more than five business days between September 2, 2009 and September 20, 2009, which is the last day of the interest period in which September 2, 2009 falls. Therefore, the reference date for September 2, 2009 occurs on September 2, 2009.

        The CMS spread for September 2, 2009 equals the result of the 10-year CMS rate for September 2, 2009 minus the 2-year CMS rate for September 2, 2009, which is 0.2%. Since the CMS spread for September 2, 2009 is greater than zero, interest will accrue on that day at a rate equal to 8% per annum.

Key Terms and Assumptions for Example 2
September 7, 2009 is a Monday
September 21, 2009 is an interest payment date

From and including September 1, 2009 to and including September 21, 2009, any day that is neither a Saturday nor Sunday is a U.S. government securities business day and a business day (except that September 7, 2009, which is a holiday, is neither a U.S. government securities business day nor a business day)

From and including September 1, 2009 to and including September 21, 2009, any day that is a Saturday or Sunday is neither a U.S. government securities business day nor a business day
10-year CMS rate for September 4, 2009 is 4.9%
2-year CMS rate for September 4, 2009 is 5.0%

        Example 2

        Based on the assumptions provided in the box above, September 7, 2009 is not a U.S. government securities business day. The rate cut-off adjustment is not applicable for September 7, 2009 because there are more than five business days between September 7, 2009 and September 20, 2009, which is the last day of the interest period in which September 7, 2009 falls. Since neither September 5, 2009 (a Saturday) nor September 6, 2009 (a Sunday) is a U.S. government securities business day, the reference date for September 7, 2009 is September 4, 2009, the immediately preceding U.S. government securities business day.

        The CMS spread for September 7, 2009 equals the result of the 10-year CMS rate for September 4, 2009 minus the 2-year CMS rate for September 4, 2009, which is -0.1%. Since the CMS spread for September 7, 2009 is less than zero, interest will not accrue on that day.

Key Terms and Assumptions for Example 3
September 17, 2009 is a Thursday
September 21, 2009 is an interest payment date

From and including September 1, 2009 to and including September 21, 2009, any day that is neither a Saturday nor Sunday is a U.S. government securities business day and a business day (except that (i) September 7, 2009, which is a holiday, is neither a U.S. government securities business day nor a business day and (ii) September 14, 2009 is not a U.S. government securities business day)

From and including September 1, 2009 to and including September 21, 2009, any day that is a Saturday or Sunday is neither a U.S. government securities business day nor a business day
10-year CMS rate for September 11, 2009 is 4.3%
2-year CMS rate for September 11, 2009 is 4.6%
10-year CMS rate for September 17, 2009 is 4.8%
2-year CMS rate for September 17, 2009 is 4.7%

        Example 3

        Based on the assumptions provided in the box above, September 17, 2009 is a Thursday and a U.S. government securities business day. However, the rate cut-off adjustment is applicable for September 17, 2009 because September 17, 2009 is the second business day immediately preceding September 21, 2009, which is an interest payment date. The fifth last business day of the relevant interest period is September 14, 2009. Since September 14, 2009 is not a U.S. government securities business day, the reference date for September 17, 2009 will occur on September 11, 2009, the U.S. government securities business day immediately preceding September 14, 2009.

        The CMS spread for September 17, 2009 equals the result of the 10-year CMS rate for September 11, 2009 minus the 2-year CMS rate for September 11, 2009, which is -0.3%. Since the CMS spread for September 17, 2009 is less than zero, interest will not accrue on that day. Although the result of the 10-year CMS rate for September 17, 2009 minus the 2-year CMS rate for September 17, 2009 is a positive number, the rate cut-off adjustment results in no interest accrual on September 17, 2009.

We cannot predict the actual CMS spread on any day or the market value of your notes, nor can we predict the relationship between the CMS spread and the market value of your notes at any time prior to the stated maturity date. The actual interest payment that a holder of the offered notes will receive at each interest payment date and the rate of return on the offered notes will depend on the actual CMS spread determined by the calculation agent over the life of your notes. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, on each interest payment date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions and Other Relevant Factors, the Value of Your Notes on the Date of This
Prospectus Supplement (As Determined by Reference to Pricing Models Used by Goldman Sachs) Is Significantly Less than the Original Issue Price

        The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman Sachs makes a market in your notes, the price quoted by us or our affiliates for your notes would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman Sachs.

        If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman Sachs. See “—The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

        Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

        There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

If the 10-Year CMS Rate Is Less Than the 2-Year CMS Rate on Any Day on or after June 21, 2009,
Interest Will Not Accrue For That Day

        Because of the formula used to calculate the interest rate applicable to your notes, in the event the CMS spread for any given day on or after June 21, 2009, which will equal the result of the 10-year CMS rate minus the 2-year CMS rate, is less than zero interest will not accrue on your notes for that day. Therefore, if the 10-year CMS rate is lower than the 2-year CMS rate on the same day for a prolonged period of time on or after June 21, 2009, you will receive no interest payments during such period. Even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Historical Levels of the CMS Spread Are Not an Indication of the Future Levels of the CMS Spread

        In the past, the level of the CMS spread has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the CMS spread are not necessarily indicative of future levels. Any historical upward or downward trend in the CMS spread is not an indication that the CMS spread is more or less likely to increase or decrease at any time during the life of your notes, and you should not take the historical levels of the CMS spread as an indication of its future performance.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable
and Interrelated in Complex Ways

        When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell it in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the 10-year CMS rate and the 2-year CMS rate;

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•	the volatility – i.e., the frequency and magnitude of changes in the level of the CMS spread;
•	economic, financial, regulatory and political, military or other events that affect CMS rates generally;
•	other interest rate and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness.

        These factors will influence the price you will receive if you sell your notes before maturity. If you sell your notes before maturity, you may receive less than the face amount of your notes.

        You cannot predict the future performance of the CMS spread based on its historical performance. The actual performance of the CMS spread over the life of the offered notes, as well as the interest payable on each interest payment date, may bear little or no relation to the historical levels of the CMS spread or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Level of the CMS Spread Changes, the Market Value of Your Notes May Not Change in the Same Manner

        Your notes may trade quite differently from the performance of the CMS rate spread. Changes in the level of the CMS spread may not result in a comparable change in the market value of your notes. Even if the level of the CMS spread is positive or zero during some portion of the life of the offered notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Trading and Other Transactions by Goldman Sachs & Co. Relating to Products
Linked to the CMS Spread May Adversely Affect the Value of Your Notes

        Goldman, Sachs & Co. and its affiliates actively trade instruments and derivative products linked to the CMS spread linked products. Trading in such products by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the CMS spread which could in turn affect the return on and the value of your notes.

        Goldman, Sachs & Co., its affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the CMS spread or other similar measures. An increased level of investment in the CMS spread may negatively affect its performance, and could affect the CMS spread, and therefore the interest payable on your notes on each interest payment date, and the value of your notes over the life of your notes.

        Although we are not obligated to do so, we have hedged our obligation under the offered notes with an affiliate of Goldman, Sachs & Co. That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the products linked to the CMS spread. Goldman, Sachs & Co. and its affiliates may also issue or underwrite financial instruments with returns linked to the CMS spread.

Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the CMS spread that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the CMS spread or any other factor that may affect the amount of interest that may be paid on any interest payment date, could be adverse to your interests as a beneficial owner of your notes.

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As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations
that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

        As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making certain determinations that affect your notes, including determining the CMS spread on any given reference date in certain circumstances, which we will use to determine the amount we may pay on the applicable interest payment date. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

        Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We Are Able to Redeem Your Notes at Our Option

        On any interest payment date from and including June 21, 2009, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes

        Your notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield of your notes even though you may not receive any stated interest on your notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

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SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

        The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

        This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

        In addition to those terms described on the first page of this prospectus supplement, the following terms will apply to your notes:

        Specified currency:

•	U.S. dollars (“$”).

        Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

        Denominations: each note registered in the name of a holder must have a face amount of $100,000 or integral multiples of $1,000 in excess thereof

        Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

        Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

        Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

        We describe the terms of your notes in more detail below.

Payment of Principal on Stated Maturity Date

        With respect to the offered notes that have not been redeemed, the amount payable on the stated maturity date will be an amount in cash equal to the face amount of your notes.

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Stated maturity date

        The stated maturity date will be June 21, 2017, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Interest Payments

        Interest will accrue on the outstanding face amount of your notes and will be calculated and paid as described in the accompanying prospectus and accompanying prospectus supplement with regard to fixed rate notes, except that (i) the interest rate will be determined and applied daily based on the CMS spread as described below, (ii) the interest payable, if any, on each interest payment date will be calculated as described below, and (iii) the interest payment and regular record dates will be those specified in this prospectus supplement.

        Interest on your notes will accrue on each day from and including June 21, 2007 to but excluding June 21, 2009 at a rate of 8% per annum. If the CMS spread for any day from and including June 21, 2009 to but excluding maturity or redemption is greater than or equal to zero, interest will accrue for such day at a rate of 8% per annum. If the CMS spread for any day from and including June 21, 2009 to but excluding maturity or redemption is less than zero, interest will not accrue on such day.

        The calculation agent will calculate the amount of interest that has accrued on your notes during each interest period in the following manner. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of your notes by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate determined for such day as described in the immediately preceding paragraph, also expressed as a decimal, by 360.

        Interest will be paid on your notes every March 21, June 21, September 21 and December 21, commencing on September 21, 2007. If an interest payment date would otherwise be a day that is not a business day, the interest payment date will be postponed to the next day that is a business day. If the stated maturity date does not occur on June 21, 2017, the interest payment date scheduled for June 21, 2017 will instead occur on the stated maturity date. However, interest on your notes will accrue only up to but excluding June 21, 2017.

CMS Rate

        In this prospectus supplement, when we refer to the CMS rate, we mean the rate, on the relevant reference date, appearing on Reuters page ISDAFIX1 (or any successor or replacement page) under the heading for 10-year or 2-year index maturity, as the case may be, for rates as of 11:00 a.m. New York time. If the CMS rate cannot be determined in this manner, the following procedures will apply for your notes.

•	If the rate described above does not appear on Reuters page ISDAFIX2 under the heading for ten years or two years, as the case may be, at approximately 11:00 a.m. New York time, or shortly thereafter, on the relevant reference date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMS rate will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York interbank market at approximately 11:00 a.m., New York time, on the relevant reference date. For this purpose, the semi-annual swap rate means the arithmetic mean of the bid and offer rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to ten years or two years, as the case may be, commencing on the relevant reference date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with an index maturity of three months, as such rate may be determined in accordance with the provisions set forth under “Description of Notes We May Offer — Interest Rates — LIBOR Notes” in the accompanying prospectus. The calculation agent will select the five swap dealers in its sole discretion and will request the principal New York office of each of those dealers to provide a quotation of its rate.
•	If at least three quotations are provided, the CMS rate for that reference date will be the

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arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.
•	If fewer than three quotations are provided, the calculation agent will determine the CMS rate in its sole discretion.

CMS Spread

        In this prospectus supplement, when we refer to the CMS spread, we mean, for any given day, the result of the 10-year CMS rate for the reference date for such day minus the 2-year CMS rate for the reference date for such day.

Reference Date

        For each calendar day in the interest period, the reference date will occur on such calendar day, subject to the adjustments described in the two bullet points below:

•	If a calendar day is not a U.S. government securities business day, the reference date for such calendar day will instead occur on the immediately preceding U.S. government securities business day; and
•	rate cut-off: for each of the five business days prior to the relevant interest payment date, the reference date for any such day will instead occur on the fifth last business day of such interest period; however, if such fifth last business day is not a U.S. government securities business day, the relevant reference date will occur on the U.S. government securities business day immediately preceding such fifth last business day of the interest period.

Default Amount on Acceleration

        If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

        For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

        Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We may pay interest on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

        As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

        The calculation agent in its sole discretion will make all determinations regarding the CMS spread, the 10-year CMS rate, the 2-year CMS

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rate, the reference date, the interest payable, if any, on each interest payment date, the U.S. government securities business days, business days, postponement of the stated maturity date, the default amount and the principal on your notes to be made at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

        Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Our Call Right

        We may redeem your notes, at our option, in whole but not in part on any interest payment date, beginning with the interest payment date scheduled for June 21, 2009, for cash at 100% of the face amount plus any accrued and unpaid interest to, but excluding, the call date.

        If we choose to exercise our call right described in this prospectus supplement, we will notify the holder of your notes and the trustee by giving five business days’ prior notice. The day we give the notice, which will be a business day, will be the call notice date and the interest payment date we select for redemption, which we will state in the call notice, will be the call date. We will not give a call notice that results in a call date later than the stated maturity date.

        If we give the holder a call notice, we will redeem the entire outstanding face amount of your notes as follows. On the call date, we will pay the redemption price in cash, together with any accrued and unpaid interest to, but excluding, the call date, in the manner described under “Manner of Payment” above.

Special Calculation Provisions

Business Day

        When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

U.S. Government Securities Business Day

        When we refer to a U.S. government securities business day with respect to your notes, we mean any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association (formerly known as The Bond Market Association) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Default Amount

        The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

        During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation

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period, in which case that quotation will be disregarded in determining the default amount.

        Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

        If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

        In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

        Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

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USE OF PROCEEDS AND HEDGING

        We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

        In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of instruments linked to CMS rates. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to CMS rates. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in over-the-counter options, futures or other instruments linked to CMS rates, and/or
•	may take short positions in securities of the kind described above – i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

        We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

        In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the CMS spread.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount, if any, we will pay on your notes at maturity or upon redemption, as applicable. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the CMS Spread May Impair the Value of Your Notes” and “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

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HYPOTHETICAL CMS SPREADS

        The table set forth below illustrates hypothetical CMS spreads since January 1, 2005.

        In the table below, the second and third column from the left show the highest and lowest, respectively, levels of the CMS spread during the relevant quarter. The second column from the right shows the number of days that the CMS spread would have been positive or zero in the relevant quarter, and the rightmost column shows the number of days in a given quarter. From and including June 21, 2009, interest will accrue on your notes only on days where the CMS spread is greater than or equal to zero. The table below illustrates how many days interest would have accrued on your notes in past quarters, had the same criteria applied.

        The hypothetical CMS spreads reflected in the table set forth below are based on actual CMS rate movements on the relevant date. We cannot assure you, however, that this performance will be replicated in the future or that the hypothetical CMS spreads will serve as a reliable indicator of future performance.

	High	Low	Number of Business Days With Positive or Zero CMS Spreads	Total Number of Business Days

2005
Quarter ended March 31	1.171	0.741	64	64
Quarter ended June 30	0.793	0.378	64	64
Quarter ended September 30	0.402	0.177	66	66
Quarter ended December 31	0.300	0.089	64	64
2006
Quarter ended March 31	0.146	-0.026	59	64
Quarter ended June 30	0.276	0.073	64	64
Quarter ended September 30	0.140	0.026	63	63
Quarter ended December 31	0.109	-0.023	50	62
2007
Quarter ended March 31	0.189	-0.009	58	63
Quarter ending on June 30 (Closing level on June 7, 2007)	0.232	0.084	48	48

S-14

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

        The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax-exempt organization;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes;
•	or a United States holder whose functional currency for tax purposes is not the U.S. dollar.

        This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

        This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source;
•	or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        If you are not a United States holder, this section does not apply to you.

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        Your notes will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied first by determining the yield at which we would issue a noncontingent debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. As described below, you will recognize income or loss if the actual coupon payment you receive differs from the projected payments set forth on the projected payment schedule.

        If, during any taxable year, you receive actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, you will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in that taxable year.

        If you receive in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, redemption or repurchase of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

        It is not entirely clear how, under the rules governing contingent payment debt obligations, the maturity date for debt instruments (such as your notes) that provide for an early redemption right should be treated for purposes of computing the comparable yield and the projected payment schedule. It would be reasonable, however, to compute the comparable yield and the projected payment schedule for your notes (and we intend to make the computation in such a manner) based on the assumption that your notes will remain outstanding until the stated maturity date.

        You may obtain the comparable yield and projected payment schedule from us by contacting Goldman Sachs Debt Management, at 212-343-3437. You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

        If you purchase your notes at a price other than its adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

        The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment obligations) as of the time you purchase your notes, decreased by the amount of any interest payments previously made with respect to your notes. The issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

        Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

S-16

        You will recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the fair market value of the amount of cash you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), decreased by the amount of any interest payments you received with respect to your notes and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

        Any gain you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss.

Backup Withholding and Information Reporting

        Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

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EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

        The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person”with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the offered notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the offered notes, (b) none of the purchase, holding or disposition of the offered notes or the exercise of any rights related to the offered notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

S-18

SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,700. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

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        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page
Hypothetical Examples	S-2
Additional Risk Factors Specific to Your Notes	S-5
Specific Terms of Your Notes	S-8
Use of Proceeds and Hedging	S-13
Hypothetical CMS Spreads	S-14
Supplemental Discussion of Federal Income Tax Consequences	S-15
Employee Retirement Income Security Act	S-18
Supplemental Plan of Distribution	S-19

Prospectus Supplement dated December 5, 2006
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked
to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140

$50,000,000

The Goldman Sachs Group, Inc.

10 Year Non-Call 2 Year Callable CMS Spread Note due 2017

Medium-Term Notes, Series B

Goldman, Sachs & Co.